PROSPECTUS SUPPLEMENT DATED FEBRUARY 1, 2011
(To Prospectus dated June 10, 2005)
Registration Statement No. 333-125065
Rule 424(b)(3)

13,144,948 Shares

Taubman Centers, Inc.
Common Stock

This Prospectus Supplement relates to the potential offer and sale, from time to time, by the Selling Shareholders, of up to 13,144,948 shares of our common stock, if and to the extent that such Selling Shareholders exchange their units of partnership interest in The Taubman Realty Group Limited Partnership, or TRG, for shares of our common stock.  This Prospectus Supplement updates certain information included in our Prospectus dated June 10, 2005, as amended and supplemented (the “Prospectus”), and should be read together with the Prospectus, which is to be delivered with this Prospectus Supplement.

The table of Selling Shareholders appearing on page 8 of the Prospectus is hereby revised as follows:

1.           The information included in the table of Selling Shareholders for R & W-TRG, LLC, including footnote 4, is hereby replaced with the information set forth in the table below.

Name of Selling Shareholder	Number of Shares Owned Prior to the Offering (1)(2)	Number of Shares That May Be Offered Hereby (1)	Shares Owned After the Offering
			Number (2)	Percent of Class
R & W-TRG, LLC (4)	1,838,591	1,338,496	500,095	*

4.
R&W-TRG, LLC is owned by Mr. Robert S. Taubman and Mr. William S. Taubman.  Pursuant to an Assignment and Pledge Agreement Respecting Accounts and Account Assets by and among R & W-TRG, LLC, a Michigan limited liability company (the “Pledgor”), and Citibank, N.A., a national banking association (the “Lender”), as may be amended from time to time (the “Security Agreement”), 1,338,496 Units and underlying shares of common stock that are subject to this prospectus have been pledged by the Pledgor to the Lender as security for a loan or other extension of credit to the Pledgor.  Upon a default under the Security Agreement, Lender, any subsidiary thereof, or any successor or assign thereof, may be a Selling Shareholder hereunder and upon the exchange of such Units, may sell the applicable shares of Common Stock offered by this prospectus.